Exhibit 99.1

ATI Announces First Quarter 2017 Results

  Sales were $866 million, up 9% compared to Q4 2016
    High Performance Materials & Components sales increased 7%, to $510 million
    Flat Rolled Products sales increased 11%, to $356 million
  Business segment operating profit was $70 million, or 8% of sales
    HPMC segment operating profit was $51 million, or 10% of sales
      Includes $2 million of start-up costs for Bakers Powder Operations
    FRP segment operating profit was $19 million, or 5% of sales
      FRP results benefitted from $6 million of surcharge method changes
  Net income attributable to ATI was $17 million, or $0.16 per share
  $135 million cash contribution to ATI Pension Plan

PITTSBURGH--(BUSINESS WIRE)--April 25, 2017--Allegheny Technologies Incorporated (NYSE: ATI) reported first quarter 2017 sales of $865.9 million and net income attributable to ATI of $17.5 million, or $0.16 per share. Business segment operating profit improved to $69.9 million, or 8.1% of sales.

“First quarter 2017 sales grew by 14% compared to the same 2016 period. Net income was $17 million, or $0.16 per share, compared to a significant loss in the first quarter 2016. This was a good start toward achieving our goal of sustainable long-term profitable growth,” said Rich Harshman, Chairman, President and Chief Executive Officer.

“Our first quarter 2017 results demonstrate that we are beginning to realize the benefits of our growing position on next-generation commercial aerospace programs and the significant actions taken to improve our operating efficiencies and cost structure.

“Aerospace and defense sales increased 6%, to $417 million, compared to the fourth quarter of 2016. In the first quarter 2017, our High Performance Materials & Components (HPMC) segment saw continued growth in product sales for next-generation jet engines, which represented more than one-third of HPMC commercial jet engine sales. Our Flat Rolled Products (FRP) segment results reflect improved demand and product mix, benefits from cost reduction and restructuring actions, as well as a one-time benefit from a change in how the ferrochrome surcharge is calculated.”

  ATI’s sales to the key global markets of aerospace and defense, oil & gas, electrical energy, automotive and medical represented 80% of ATI first quarter 2017 sales:
    Sales to the aerospace and defense markets were $417 million and represented 48% of ATI sales: 26% jet engine, 15% airframe, 7% government aero/defense. ATI’s sales to the commercial aerospace market increased 8% compared to the fourth quarter 2016.
    Sales to the oil & gas market were $93 million and represented 11% of ATI sales.
    Sales to the automotive market were $76 million and represented 9% of ATI sales.
    Sales to the electrical energy market were $52 million and represented 6% of ATI sales.
    Sales to the medical market were $50 million and represented 6% of ATI sales.
  Direct international sales were $341 million and represented 39% of ATI’s sales.

“HPMC segment sales increased 7% to $510 million, compared to the fourth quarter 2016. Segment operating profit was approximately $51 million, or 10% of sales, including $2 million of powder facility start-up costs. Results reflect jet engine supply chain balancing that resulted in a higher mix of legacy mill products in the first quarter compared to the fourth quarter 2016. Our next-generation product ramp is on track, and we expect improving segment margins as the year progresses,” Harshman continued. “Sales to the aerospace and defense market increased 6% and represented 75% of segment sales: 43% jet engine, 20% airframe and 12% government aero/defense. First quarter 2017 results also included higher demand from the oil & gas, medical, transportation and other industrial markets. Bakers Powder Operations, our new nickel-based powder alloys facility in North Carolina, began operations in the first quarter.

“Our FRP segment achieved improved first quarter 2017 results with $355 million in sales, 11% higher than the fourth quarter 2016. Sales to the automotive market were 20% higher, and sales to the oil & gas market were 9% higher due to project-based demand for chemical and hydrocarbon processing. FRP segment operating profit improved to $19 million, or 5.3% of segment sales, on higher selling prices, including recovery of raw material costs and a $6 million benefit of a change in the ferrochrome surcharge calculation method. FRP segment results are beginning to show the benefits of our significant efforts on cost reductions and operating improvements, including benefits from the HRPF.

“At March 31, 2017, cash on hand was $160 million and available additional liquidity under our domestic Asset-Based Lending (ABL) credit facility was approximately $230 million, with $60 million borrowed under the revolving credit portion of the ABL. Managed working capital increased $11 million in the first quarter 2017, but decreased as a percentage of annualized sales, due to increased business activity. We continue to estimate that 2017 capital expenditures will be $125 million, with $25 million expended in the first quarter 2017. We also made a $135 million cash contribution to the ATI Pension Plan in March 2017, which completes our funding requirements for 2017.”

Strategy and Outlook

“The HPMC segment remains on track for 2017 sales growth of approximately 10%, and low-double-digit operating profit as a percentage of sales,” Harshman said. “We expect our cost structure to continue to improve throughout the year as a result of our 2016 titanium operations restructuring actions, including achieving a better balance of titanium raw material cost inputs following last year’s idling of our Rowley titanium sponge production facility. Additionally, our isothermal and hot-die forge press utilization continues to improve to meet aerospace demand growth, including new market share gains.

“We expect to sustain the FRP segment’s return to profitability at a low-single digit level as a percentage of segment sales, after adjusting for positive impact of the ferrochrome surcharge benchmark change on first quarter 2017 results. Order volumes remain at reasonably good levels as we move into the 2017 second quarter. We remain cautious because prices of raw materials have eroded since the first quarter, and our visibility in the second half of 2017 remains limited. While improved, conditions remain challenging in the oil & gas market.

“Cash generation from operations remains a key focus. We generated positive cash flow from operations in the first quarter 2017, excluding the ATI Pension Plan contribution, even with a modest growth in managed working capital. We do not expect to pay any U.S. federal income taxes in 2017 due to net operating loss carryforwards, and we intend to carefully balance our working capital and other cash needs with the pace of our capital expenditure requirements and financing obligations. We have support from our agent bank to extend the duration of our $100 million ABL term loan from the current due date in November 2017 to September 2020, subject to customary due diligence and other closing activities. We expect to finalize this term loan extension in the second quarter of 2017. Beyond 2017, we continue to expect capital expenditures to average no more than $100 million annually for the next several years.”

First Quarter 2017 Financial Results

  Sales for the first quarter 2017 were $865.9 million, a 9% increase compared to the fourth quarter 2016. HPMC sales reflect stronger demand for nickel-based and specialty alloys mill products, and forged components. FRP sales increased primarily due to improved transaction pricing for both high-value and standard stainless products.
  Net income attributable to ATI for the first quarter 2017 was $17.5 million, or $0.16 per share, compared to $9.9 million, or $0.09 per share in the fourth quarter 2016. Results in both periods include impacts from income taxes which differ from a standard 35% tax rate, primarily related to income tax valuation allowance changes.
  Cash on hand at March 31, 2017 was $159.8 million, a $69.8 million decrease from year-end 2016. Cash used in operations was $110.2 million, including a $135.0 million contribution to the ATI Pension Plan, and a use of $11.2 million due to higher managed working capital balances. Cash used in investing activities was $22.2 million, with $24.8 million for capital expenditures partially offset by cash proceeds from sales of assets. Cash provided by financing activities was $62.6 million, primarily from $60.0 million of borrowings on the Asset-Based Lending revolving credit facility.

High Performance Materials & Components Segment
Market Conditions

  Sales to the commercial aerospace market in the first quarter 2017 remained solid, and increased $22.4 million, or 7%, compared to the fourth quarter 2016. Government aerospace and defense sales were 2% lower. Sales to the oil & gas market increased almost 60% to $16.5 million, off low levels. Sales of our nickel-based and specialty alloys were 9% higher, sales of titanium and titanium alloys were 7% higher, and sales of precision forgings and castings increased 5%, compared to the fourth quarter 2016. Sales of zirconium and related alloys were 6% lower primarily due to lower demand from the commercial nuclear market. Direct international sales represented over 46% of total segment sales for first quarter 2017.

First quarter 2017 compared to first quarter 2016

  Sales were $510.4 million, a 4% increase compared to the first quarter 2016, primarily as a result of higher sales of nickel-based and specialty stainless alloys, and forged and cast components. Sales to the commercial aerospace market, which represented 63% of first quarter 2017 sales, were 8% higher than the first quarter 2016, with strong growth in both the commercial jet engine and airframe markets. Sales to the oil & gas market improved modestly, from low demand levels. Sales to the electrical energy market decreased 14%.
  Segment operating profit was $50.9 million, or 10.0% of sales, compared to $29.1 million, or 5.9% of sales for the first quarter 2016. The improvement in HPMC segment operating profit reflects higher productivity from increasing aerospace and defense sales and the benefits of the 2016 titanium operations restructuring activities, including the Rowley, UT titanium sponge operations idling.

Flat Rolled Products Segment
Market Conditions

  Market conditions improved in the first quarter 2017 for both high-value products and commodity standard stainless products. Sales to the automotive, consumer durables, and construction and mining markets all posted double-digit percentage increases compared to the fourth quarter 2016, and sales to the oil & gas market increased 9% sequentially. Sales of high-value products increased 9% and sales of standard grade stainless sheet and plate products were 16% higher, both compared to the fourth quarter 2016. Flat Rolled Products segment shipment information is presented in the attached Selected Financial Data – Mill Products table. Direct international sales represented 30% of total segment sales for the first quarter 2017.

First quarter 2017 compared to first quarter 2016

  Sales were $355.5 million, a 34% increase compared to the prior year period, due to higher shipment volume and selling prices for both standard stainless products and high-value products, as well as improved operating and delivery performance compared to the prior year’s results, which included effects from the work stoppage and additional disruption to operations during the return of USW-represented employees in March 2016.
  Segment operating profit was $19.0 million, or 5.3% of sales, compared to a first quarter 2016 segment operating loss of $109.6 million. Segment operating results in the first quarter 2017, compared to the first quarter 2016, reflect improved profitability due to higher operating levels, improved recovery on raw material costs, a $6 million benefit from the change to the ferrochrome surcharge calculation, and the benefits of cost reductions and restructuring actions. Segment operating results in 2016 were primarily driven by lower shipment volumes and selling prices, and also included $21.1 million of costs associated with the work stoppage and return-to-work of represented employees.

Closed Operations and Other Expenses

  Closed operations and other expenses in the first quarter 2017 benefitted from certain non-routine items involving property tax adjustments, changes to facility closure reserves, and non-operating royalty income, which reduced net costs by approximately $4 million. Closed operations costs in fiscal year 2017 are expected to be higher than in fiscal year 2016 due to the additions of the Rowley, UT, Midland, PA and Bagdad, PA facilities as a result of prior year closure actions. First quarter 2017 results also reflect lower environmental and retirement benefit expenses for closed operations.

Income Taxes

  ATI continues to maintain income tax valuation allowances on its U.S. Federal and state deferred tax assets. First quarter 2017 results reflect a projected annual effective tax rate of approximately 15%, primarily relating to foreign operations, and $1.3 million of discrete tax benefits recognized in the quarter.

Allegheny Technologies will conduct a conference call with investors and analysts on Tuesday, April 25, 2017, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, oil and gas/chemical and hydrocarbon processing industry, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, project cost overruns or unanticipated costs and expenses, or other factors; (d) continued decline in, or volatility of, prices, and availability of supply, of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) labor disputes or work stoppages; and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2016, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. With revenue of $3.2 billion for the twelve month period ending March 31, 2017, our largest market is aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. ATI produces nickel-based alloys and superalloys, titanium alloys, specialty alloys, stainless steels, and zirconium and other related alloys in many mill product forms. We also are a leader in producing nickel-based alloy and titanium-based alloy powders for use in next-generation jet engine forgings and 3D-printed products. ATIMetals.com

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended
	March 31	December 31	March 31
	2017	2016	2016

Sales	$865.9	$796.1	$757.5

Cost of sales	753.1	698.8	790.7
Gross profit (loss)	112.8	97.3	(33.2)

Selling and administrative expenses	59.5	65.3	62.6
Restructuring charges	-	28.6	9.0
Operating income (loss)	53.3	3.4	(104.8)
Interest expense, net	(33.5)	(32.8)	(28.3)
Other income, net	3.3	0.6	0.8
Income (loss) before income taxes	23.1	(28.8)	(132.3)
Income tax provision (benefit)	2.0	(42.5)	(34.2)
Net income (loss)	$21.1	$13.7	$(98.1)
Less: Net income attributable to noncontrolling interests	3.6	3.8	3.1
Net income (loss) attributable to ATI	$17.5	$9.9	$(101.2)

Per common share:
Basic net income (loss) attributable to ATI	$0.16	$0.09	$(0.94)

Diluted net income (loss) attributable to ATI	$0.16	$0.09	$(0.94)

Weighted average common shares outstanding -- basic (millions)	107.5	107.3	107.3
Weighted average common shares outstanding -- diluted (millions)	128.2	108.7	107.3
Actual common shares outstanding -- end of period (millions)	108.8	108.9	108.9

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended
	March 31	December 31	March 31
	2017	2016	2016
Sales:
High Performance Materials & Components	$510.4	$477.2	$493.0
Flat Rolled Products	355.5	318.9	264.5

Total External Sales	$865.9	$796.1	$757.5

Operating Profit (Loss):

High Performance Materials & Components	$50.9	$53.8	$29.1
% of Sales	10.0%	11.3%	5.9%

Flat Rolled Products	19.0	(0.8)	(109.6)
% of Sales	5.3%	-0.3%	-41.4%

Operating Profit (Loss)	69.9	53.0	(80.5)
% of Sales	8.1%	6.7%	-10.6%

LIFO and net realizable value reserves	-	0.4	-

Corporate expenses	(10.3)	(10.8)	(11.0)

Closed operations and other expenses	(3.0)	(10.0)	(3.5)

Restructuring and other charges	-	(28.6)	(9.0)

Interest expense, net	(33.5)	(32.8)	(28.3)

Income (loss) before income taxes	$23.1	$(28.8)	$(132.3)

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	March 31	December 31
	2017	2016
ASSETS

Current Assets:
Cash and cash equivalents	$159.8	$229.6
Accounts receivable, net of allowances for doubtful accounts	504.6	452.1
Inventories, net	1,051.9	1,037.0
Prepaid expenses and other current assets	46.3	47.8
Total Current Assets	1,762.6	1,766.5

Property, plant and equipment, net	2,495.8	2,498.9
Goodwill	642.6	641.9
Other assets	253.4	262.7

Total Assets	$5,154.4	$5,170.0

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$346.4	$294.3
Accrued liabilities	276.4	309.3
Short term debt and current portion of long-term debt	172.8	105.1
Total Current Liabilities	795.6	708.7

Long-term debt	1,772.5	1,771.9
Accrued postretirement benefits	313.2	317.7
Pension liabilities	687.8	827.9
Deferred income taxes	13.0	15.6
Other long-term liabilities	82.9	83.4
Total Liabilities	3,665.0	3,725.2

Total ATI stockholders' equity	1,394.2	1,355.2
Noncontrolling interests	95.2	89.6
Total Equity	1,489.4	1,444.8

Total Liabilities and Equity	$5,154.4	$5,170.0

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Three Months Ended
	March 31
	2017	2016

Operating Activities:

Net income (loss)	$21.1	$(98.1)

Depreciation and amortization	40.3	44.1
Deferred taxes	1.2	(38.7)
Change in managed working capital	(11.2)	22.2
Change in retirement benefits (a)	(128.1)	7.4
Accrued liabilities and other	(33.5)	1.6
Cash used in operating activities	(110.2)	(61.5)
Investing Activities:
Purchases of property, plant and equipment	(24.8)	(69.5)
Asset disposals and other	2.6	0.8
Cash used in investing activities	(22.2)	(68.7)
Financing Activities:
Payments on long-term debt and capital leases	(0.3)	(0.2)
Net borrowings under credit facilities	67.7	152.2
Dividends paid to shareholders	-	(8.6)
Acquisition of noncontrolling interests	-	(6.1)
Taxes on share-based compensation and other	(4.8)	-
Cash provided by financing activities	62.6	137.3
Increase (decrease) in cash and cash equivalents	(69.8)	7.1
Cash and cash equivalents at beginning of period	229.6	149.8
Cash and cash equivalents at end of period	$159.8	$156.9

(a) Includes $(135) million contribution to the U.S. defined benefit pension plan in 2017.

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended
	March 31	December 31	March 31
	2017	2016	2016
Percentage of Total ATI Sales
High-Value Products
Nickel-based alloys and specialty alloys	26%	26%	29%
Titanium and titanium-based alloys	18%	18%	21%
Precision forgings, castings and components	18%	18%	18%
Precision and engineered strip	14%	14%	12%
Zirconium and related alloys	6%	8%	8%
Total High-Value Products, excluding GOES	82%	84%	88%
Grain-oriented electrical steel (GOES)	0%	0%	2%
Total High-Value Products, including GOES	82%	84%	90%
Standard Products
Stainless steel sheet	10%	10%	4%
Specialty stainless sheet	5%	4%	3%
Stainless steel plate and other	3%	2%	3%
Total Standard Products	18%	16%	10%
Grand Total	100%	100%	100%

	Three Months Ended
	March 31	December 31	March 31
Shipment Volume:	2017	2016	2016

Flat Rolled Products (000's lbs.)
High value*	75,333	75,708	66,643
Standard	114,985	112,164	67,036
Flat Rolled Products total	190,318	187,872	133,679

Average Selling Prices:

Flat Rolled Products (per lb.)
High value*	$2.77	$2.54	$2.67
Standard	$1.26	$1.11	$0.98
Flat Rolled Products combined average	$1.86	$1.68	$1.82

* High value products exclude GOES for the quarter ended March 31, 2016.

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31	December 31	March 31
	2017	2016	2016

Numerator for Basic net income (loss) per common share -
Net income (loss) attributable to ATI	$17.5	$9.9	$(101.2)
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	3.0	-	-
Numerator for Dilutive net income (loss) per common share -
Net income (loss) attributable to ATI after assumed conversions	$20.5	$9.9	$(101.2)

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	107.5	107.3	107.3
Effect of dilutive securities:
Share-based compensation	0.8	1.4	-
4.75% Convertible Senior Notes due 2022	19.9	-	-
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average shares assuming conversions	128.2	108.7	107.3

Basic net income (loss) attributable to ATI per common share	$0.16	$0.09	$(0.94)

Diluted net income (loss) attributable to ATI per common share	$0.16	$0.09	$(0.94)

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	March 31	December 31
	2017	2016

Accounts receivable	$504.6	$452.1
Inventory	1,051.9	1,037.0
Accounts payable	(346.4)	(294.3)
Subtotal	1,210.1	1,194.8

Allowance for doubtful accounts	6.6	7.3
LIFO reserve	(89.3)	(97.3)
Inventory reserves	157.6	169.0
Managed working capital	$1,285.0	$1,273.8

Annualized prior 3 months sales	$3,463.5	$3,184.2

Managed working capital as a % of annualized sales	37.1%	40.0%

March 31, 2017 change in managed working capital	$11.2

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	March 31	December 31
	2017	2016

Total debt (a)	$1,961.4	$1,894.1
Less: Cash	(159.8)	(229.6)
Net debt	$1,801.6	$1,664.5

Net debt	$1,801.6	$1,664.5
Total ATI stockholders' equity	1,394.2	1,355.2
Net ATI capital	$3,195.8	$3,019.7

Net debt to ATI capital	56.4%	55.1%

Total debt (a)	$1,961.4	$1,894.1
Total ATI stockholders' equity	1,394.2	1,355.2
Total ATI capital	$3,355.6	$3,249.3

Total debt to total ATI capital	58.5%	58.3%

(a) Excludes debt issuance costs.

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies
Dan L. Greenfield, 412-394-3004